As filed with the Securities and Exchange Commission on August 12, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMETEK, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	14-1682544 (IRS Employer Identification Number)

37 North Valley Road,
P.O. Box 1764
Paoli, Pennsylvania 19301
(610) 647-2121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
2002 STOCK INCENTIVE PLAN OF AMETEK, Inc.
(Full title of the plan)

JOHN J. MOLINELLI
Executive Vice President-Chief Financial Officer
AMETEK, Inc.
37 North Valley Road,
P.O. Box 1764
Paoli, Pennsylvania 19301
(610) 647-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David Kaufman, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
(212) 806-5617

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amounts to be Registered	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value.	2,000,000 shares (2)	$31.91 per share	$63,820,000	$5,871.44

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the New York Stock Exchange on August 6, 2002.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock which may be issued by reason of stock splits, stock dividends or similar transactions.

          PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

          This Registration Statement covers 2,000,000 shares of AMETEK, Inc. (the "Registrant") Common Stock, $.01 par value per share, to be issued pursuant to the Registrant's 2002 Stock Incentive Plan.

          PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3. Incorporation of Documents by Reference.

                     The following documents filed by the Registrant with the Commission are incorporated herein by reference:

1.	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

2.	The Registrant's Current Report on Form 8-K dated February 1, 2002;

3.	The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002;

4.	The description of the Registrant’s Common Stock, $.01 par value, which is contained in the Registrant’s Registration Statement on Form 8-A, declared effective July 23, 1997, filed with the Commission to register such Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

5.	The description of the Registrant’s 2002 Stock Incentive Plan, which is contained in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 3, 2002.

                     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          Item 4. Description of Securities.

                     Not Applicable.

          Item 5. Interests of Named Experts and Counsel.

                     Lewis G. Cole, a partner of Stroock & Stroock & Lavan LLP, is a Director of the Company.

          Item 6. Indemnification of Directors and Officers.

           Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in part, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

          Our Certificate of Incorporation and By-Laws provide that we shall indemnify, to the full extent authorized or permitted by law (as now or hereafter in effect), any person involved, or threatened to be involved, including, without limitation as a party or witness, in any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person (including the heirs, executors, administrators or estate of such person), is or was a director, officer, employee or agent of ours or by reason of the fact that such director or officer, at our request is or was serving at any other corporation, partnership, joint venture, trust or other entity, in any capacity. Our Certificate of Incorporation and By-Laws further provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another partnership, joint venture, trust or other entity against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, to the fullest extent permitted under applicable law as then in effect. In addition, our Certificate of Incorporation and By-Laws provide that we may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

           Moreover, our Certificate of Incorporation further provides that our directors shall not be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director, except a director shall be liable to the extent provided by applicable law (i) for any breach of such director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

          We maintain officers' and directors' liability insurance with a policy limit of $50,000,000 insuring our officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring us under certain circumstances, in the event that indemnification payments are made by us to such officers and directors.

           Pursuant to Indemnity Agreements between us and our directors and officers, we have agreed to indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

          Item 7. Exemption From Registration Claimed.

                     Not applicable.

          Item 8. Exhibits.

Exhibit Number	Description

5.1*	Opinion of Stroock & Stroock & Lavan LLP.

10.81*	2002 Stock Incentive Plan of the Registrant.

23.1*	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1 hereto).

23.2*	Consent of Ernst & Young LLP, Independent Auditors.

24*	Power of Attorney (included as part of the signature page of this Registration Statement).

* Filed herewith

          Item 9. Undertakings.

                     The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paoli, State of Pennsylvania, on August 12, 2002.

AMETEK, Inc. (Registrant) By: /s/ Frank S. Hermance Frank S. Hermance Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY

                     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donna F. Winquist, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank S. Hermance Frank S. Hermance	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2002

/s/ John J. Molinelli John J. Molinelli	Executive Vice President - Chief Financial Officer (Principal Financial Officer)	August 12, 2002

/s/ Robert R. Mandos, Jr. Robert R. Mandos, Jr.	Vice President & Comptroller, (Principal Accounting Officer)	August 12, 2002

/s/ Lewis G. Cole Lewis G. Cole	Director	August 12, 2002

/s/ Helmut N. Friedlaender Helmut N. Friedlaender	Director	August 12, 2002

/s/ Sheldon S. Gordon Sheldon S. Gordon	Director	August 12, 2002

/s/ Charles D. Klein Charles D. Klein	Director	August 12, 2002

/s/ James R. Malone James R. Malone	Director	August 12, 2002

/s/ David P. Steinmann David P. Steinmann	Director	August 12, 2002

/s/ Elizabeth R. Varet Elizabeth R. Varet	Director	August 12, 2002